EXHIBIT 10.1

                                  ELCOTEL, INC.

                    Employment Agreement of C. Shelton James

     This Employment Agreement (this "Agreement") is effective as of the 10th day of June, 1999 by and between Elcotel, Inc. (the "Company") and C. Shelton James ("Employee") upon the following terms and conditions:

     1. Term:

          (a) Commencement Date: This Agreement shall commence on June 10, 1999 and supersedes and replaces in its entirety the Amended and Restated Employment Agreement dated October 20, 1998 between the Company and Employee.

          (b) Termination Date: Unless sooner terminated as provided in this Agreement, this Agreement shall terminate on December 10, 1999 (the "Initial Termination Date"). The Company shall have the option to extend the termination date to a date that is not earlier than 30 days and not later than 60 days after the Initial Termination Date (the "Extended Termination Date"). The Company shall exercise such option by giving the Employee at least 45 days written notice prior to the Initial Termination Date specifying the number of days (between 30 days and 60 days) that the termination date is extended.

     2. Employment. Employee shall be employed by the Company as the acting President, the acting Chief Executive Officer and Chairman of the Board of Directors of the Company. Employee shall devote substantially all of his time during normal business hours to the business of the Company; provided that the
Employee may continue to serve as a director of CSPI, DRS Technologies, SK Technologies, Inc., Concurrent Computer Corporation, Cyberguard Corporation and TechniSource Inc. and as the President and a Director of Fundamental Management Corporation. Employee shall provide services pursuant to this Agreement principally from the Company's executive offices in Sarasota, Florida, subject to travel required in connection with his performance of such services. Employee shall serve as the acting President and acting Chief Executive Officer of the Company while the Company searches for an individual to serve in those positions on a permanent (rather than interim) basis. If the Company appoints a permanent President or Chief Executive Officer during the term of this Agreement, Employee shall assist in the transition of management responsibilities to such permanent President or Chief Executive Officer.

     3. Salary:  During the term of this Agreement,  the salary paid to

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Employee shall be Two Hundred Fifty Thousand Dollars  ($250,000.00) on an annual basis.

     4. Benefits: Employee shall be entitled to the same benefits as are made available to the Company's other senior executives and on the same terms and conditions as such executives (the "Benefits"). Employee shall also be entitled to a $2,000 per month non-accountable expense allowance ("Expense Allowance").

     5. Bonuses: Employee shall be entitled to receive such bonus, if any, as the board of directors of the Company or the Compensation Committee of the board determines (the "Bonus").

     6. Stock Options:

          (a) Employee shall be granted additional stock options to purchase an aggregate of 76,750 shares of the Company's common stock pursuant to the Company's 1991 Stock Option Plan (the "Options"). The Options shall have such exercise prices and such expiration dates as set forth on Exhibit A attached hereto and made a part hereof. The Options shall become initially exercisable as follows: 12,791 shares on each of July 10, 1999, August 10, 1999, September 10, 1999, October 10, 1999 and November 10, 1999 and 12,795
     shares on December 10, 1999. The Options shall be incentive stock options to the maximum extent permitted by law and otherwise nonqualified options. Employee shall retain all options previously granted and unexercised.

          (b) All of Employee's stock options shall immediately vest in their entirety in the event of a Change of Control (as defined below). In addition, in the event of a termination by the Company of Employee's employment (including termination pursuant to Section 1(b)) other than for Cause (in accordance with Section 9(a) of this Agreement) or upon the death or disability of Employee (in accordance with Section 9(d) of this Agreement), all of Employee's vested employee stock options shall continue in effect for 30 days after the effective date of such termination at which time they shall terminate, except that (i) for all options granted on or after the date of this Agreement (including the Options) and for all other existing options that can be amended without increasing the exercise price in order to maintain incentive stock option status for federal income tax purposes, shall continue in effect until the termination of such option in accordance with its terms absent any termination of employment, and (ii) for all options to which (i) does not apply, shall, if not exercised within such 30 day period, be automatically extended until the termination of such option in accordance with its terms absent any termination of employment. In the event of a termination by the Company of Employee's employment for Cause (in accordance with Section 9(a) of this Agreement), all of


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Employee's  outstanding  employee  stock  options  shall  immediately  lapse and terminate.

     (c) The occurrence of any one or more of the following events shall be deemed to be a "Change of Control":

          (i) If any transaction occurs whereby substantially all of the assets of the Company are transferred, exchanged or sold to a non-affiliated third party other than in the ordinary course of business;

          (ii) If a merger or consolidation involving the Company occurs and the stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation at least fifty percent (50%) of the outstanding common stock of the surviving entity or the entity into which the common stock of the Company is converted; or

          (iii) If any person (including, without limitation, any individual, partnership or corporation), other than Fundamental Management Corporation and its affiliates or other than Wexford Management LLC and its affiliates, becomes the owner, directly or indirectly, of securities of the Company or its successor (or a parent company thereof) representing thirty-five (35%) or more of the combined voting power of the Company's or its successor's (or a parent's, as the case may be) securities then outstanding.

     7. Business Expenses: Employee shall be reimbursed (in accordance with Company policy from time to time in effect) for all reasonable business expenses incurred by him in the performance of his duties.

     8. Indemnification: Employee shall be indemnified by the Company with respect to claims made against him as a director, officer and/or employee of the Company and as a director, officer and/or employee of any subsidiary of the Company to the fullest extent permitted by the Company's certificate of incorporation, by-laws and the General Corporation Law of the State of Delaware.

     9. Termination By the Company: Employee's employment may be terminated by the Company only as provided below:

          (a) For Cause: For Cause (as defined below) by written notice to Employee and payment to him of salary accrued, but not paid through the date of termination; provided however -


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               (i) If the  nature  of such  Cause  involves  dishonesty,  fraud, serious moral turpitude or a material violation of any applicable laws, such termination shall be effective upon the giving of such notice.

               (ii) If the nature of such Cause does not involve dishonesty, fraud, serious moral turpitude or a material violation of any
          applicable  laws,  such  termination   shall  be  effective  upon  the
          expiration of fifteen (15) days after the giving of such notice, unless within such fifteen-day period Employee has cured the basis of such Cause.

          (b)  Without   Cause:   Without  Cause  by  prior  written  notice  of
     termination given to Employee and by compliance with the following:

               (i) The Company shall pay to Employee his salary and provide, at the Company's expense, the Benefits (excluding participation in the Company's 401(k) plan and any other benefits to which COBRA does not apply) and the Expense Allowance through the end of the term of this Agreement (i.e., the Initial Termination Date or Extended Termination Date depending on when the notice of termination is given) and pay the Employee Severance Pay (as defined below) beginning on the one month anniversary of the last payment of salary to Employee pursuant to this Agreement at the end of the term of this Agreement.

               (ii) If without Employee's written consent, Employee is required to perform his duties (other than for normal travel, consistent with performance of his services hereunder) from a geographic location
          other  than  the  area  consisting  of  Sarasota,   Florida,  and  its
          surrounding counties, such requirement may, at Employee's option by notice given to the Company within ninety (90) days after the date of such requirement, be treated by him as a notice of termination of his employment by the Company without Cause. A reduction in Employee's responsibilities or a change in title as a result of the Company appointing another individual to serve as President or Chief Executive Officer shall not be deemed a breach of this Agreement or a termination of his employment by the Company without Cause.

          (c) Non-renewal: If this Agreement terminates pursuant to Section 1(b) because the Company does not extend the Initial Termination Date of this Agreement or the parties do not agree to extend the Employee's employment beyond the Extended Termination Date, then the Company shall pay the Employee severance pay ("Severance Pay") equal to three months of salary, payable in three equal monthly installments beginning on the one month anniversary of the termination of employment.


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     (d) Death or Permanent  Disability:  Upon the death or permanent disability of Employee, but only after providing him with salary accrued through the effective date of death or disability.

     (e) Definition of "Cause": "Cause" for purposes of termination by the Company shall be defined as (i) any act or acts by Employee of dishonesty or fraud or that constitute serious moral turpitude or a material violation of any applicable laws relating to insider trading or other securities law matters; or
(ii) misconduct of a material nature that Employee knew or should have known would be materially detrimental to the Company or its business or a material breach by Employee of this Agreement.

     10. Termination By Employee:

     (a) Employee may terminate his employment under this Agreement by reason of a breach hereof by the Company on twenty (20) days prior written notice to the Company, if such breach is not cured within such twenty day period.

     (b) Employee may also terminate his employment under this Agreement by giving the Company at least sixty (60) days prior written notice of termination.

     11. Proprietary Information. Unless otherwise expressly agreed by Company in writing, any inventions, ideas, reports, discoveries, developments, designs, improvements, inventions, formulas, processes, techniques, "know-how," data, and other creative ideas concerning the manufacture, design, marketing or sale of pay phones (all of the foregoing to be hereafter referred to as "Proprietary Information"), whether or not patentable or registrable under copyright or similar statutes, hereinafter generated by Employee either alone or jointly with others in the course of his employment hereunder with Company relating or useful to the manufacture, design, marketing or sale of pay phones by the Company, shall be the sole property of Company. Employee hereby assigns to Company any rights which he may acquire or develop in such Proprietary Information. Employee shall cooperate with Company in patenting or copyrighting any such Proprietary Information, shall execute any documents tendered by Company to evidence its ownership thereof, and shall cooperate with Company in defending and enforcing its rights therein. Employee's obligations under this Section 11 to assist
Company in obtaining and enforcing patents, copyrights, and other rights and protections relating to such Proprietary Information in any and all countries shall continue beyond the termination of his employment. Company agrees to compensate Employee at a reasonable rate for time actually spent by Employee at


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Company's request on such assistance after termination of Employee's  employment with Company. If Company is unable, after reasonable effort, to secure Employee's signature on any document or documents needed to apply for or prosecute any patent, copyright, or right or protection relating to such Proprietary Information, whether because of the Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by Employee.

     12. Covenants Not To Disclose Confidential Information.

     (a) Employee agrees that he will not at any time or place during his employment or for three years after termination of such employment directly or indirectly disclose to any person or firm other than Company or make, use or sell any records, ideas, files, drawings, documents, improvements, equipment, customer lists, sales and marketing techniques and devices, formulas, specifications, research, investigations, developments, inventions, processes and data, and without limiting the generality of the foregoing, anything not within the public domain (ideas in the process of being disclosed to customers shall not be considered in the public domain), belonging to Company, whether or not patentable or copyrightable, other than for the sole and exclusive benefit of Company, without the prior written consent of Company. Employee agrees that both during the course of his employment with Company and for three years thereafter he will keep confidential from persons not associated with Company any and all Proprietary Information, special techniques, and trade secrets of Company. Upon termination of his employment for any reason whatsoever, Employee agrees to return to Company any property belonging to it, including but not limited to any and all records, notes, drawings, specifications, programs, data and other materials, and copies thereof, pertaining to Company's business and generated or received by Employee in the course of his employment duties with Company.

     (b) Employee agrees that during the course of his employment with the Company and the Restricted Period (as defined in Section 13) he will not directly or indirectly entice or hire away or in any other manner persuade an employee, consultant, dealer or customer of Company to discontinue that person's or firm's relationship with or to Company as an employee, consultant, dealer or customer, as the case may be.

     (c) Employee  agrees that he will not,  during the course of


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his employment with the Company and the Restricted Period (as defined in Section
13), engage in any employment or business activity in which it might reasonably be expected that confidential Proprietary Information or trade secrets of Company obtained by the Employee during the course of his employment with Company would be utilized.

     (d) The Employee recognizes and agrees that his violation of any terms contained in paragraphs (a), (b), or (c) of this Section 12 will cause irreparable damage to Company, the amount of which will be impossible to estimate or determine. Therefore, Employee further agrees that Company shall be entitled, as a matter of course, to an injunction restraining any violation or further violation of any such covenant or covenants by Employee, his employees, partners, agents or associates, such right to an injunction to be cumulative and in addition to any other remedies, at law or otherwise, which Company might have. Company hereby waives any right to require a bond in connection with obtaining such an injunction. Employee further agrees that his violation of any of the terms of paragraphs (a), (b), or (c) of this Section 12 during the course of his employment with Company shall be a cause for his termination without notice of any rights of the Employee under this Agreement. Such covenants shall be severable, and if the same be held invalid by reason of length of time, area covered, or activity covered, or any or all of them, shall be reduced to the extent necessary to cure such invalidity.

     13. Covenant Not To Compete Unreasonably With Company. Employee further covenants and agrees that:

     (a) During the course of his employment with Company and the Restricted Period, Employee shall not undertake any employment or financial involvement with, or assistance of, any person, firm, association, partnership, corporation or enterprise which is engaged in the manufacture, design, marketing or sale of pay phones or in any other business in which the Company is engaged or has current plans to engage as of the date of termination of employment. "Restricted Period" shall mean one year following the later of (i) termination of this Agreement and (ii) the last date on which Employee is entitled to salary or severance payments pursuant to this Agreement.

     (b) Employee recognizes and agrees that his violation of any terms contained in paragraph (a) of this Section 13 will cause irreparable damage to Company the amount of which will be impossible to estimate or determine. Therefore, Employee further agrees that Company shall be entitled, as a matter of course, to an injunction restraining any violation or further violation of any such covenant or covenants by Employee, his employees, partners, agents or associates, such right to an injunction to be cumulative and in addition


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to any other remedies,  at law or otherwise,  which Company might have.  Company hereby waives any right to require a bond in connection with obtaining such an injunction. Employee further agrees that his violation of any of the terms of paragraph (a) of this Section 13 during the course of his employment with Company shall be a cause for his termination without notice of any rights of Employee under this Agreement. Such covenants shall be severable, and if the same be held invalid by reason of length of time, area covered, or activity covered, or any or all of them, shall be reduced to the extent necessary to cure such invalidity.

     14. Notices: Notices that are required or permitted hereunder shall be given by hand delivery, by delivery to a courier service providing next day delivery and proof of receipt, or by facsimile transmission (except to Employee), as follows:

                  If to the Company at:        Elcotel, Inc.
                                               6428 Parkland Drive
                                               Sarasota, FL  34243
                                               Attn: Chief Financial Officer
                                               Facsimile:  941-751-4716

                  If to Employee, to his most recent residence address shown on the books of the Company.

Either party may change the address as to which notices to that party shall be given by giving notice in the manner provided herein.

     15. Proration: To the extent that proration is not otherwise provided for in this Agreement, all amounts payable to Employee under this Agreement shall be deemed earned on a daily basis and shall be prorated based on a 365-day year.


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          16. Entire Agreement, etc.:

          (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof; shall not be amended except by written agreement of the parties signed by each of them; shall be binding upon and inure to the benefit of the parties and their successors, heirs, personal representatives and assigns; shall supersede and replace all prior employment agreements between the parties, including the Amended and Restated Employment Agreement dated October 20, 1998; and may be executed in one or more counterparts each of which shall be deemed an original hereof, but all of which shall constitute but one and the same agreement; and shall not be assigned by a party without the written consent of the other party and any attempted assignment without such consent shall be null and void.

          (b) No representation, affirmation of fact, course of prior dealings, promise or condition in connection herewith not incorporated herein shall be binding on the parties.

          (c) The failure by either party to insist upon strict compliance with any term, covenant or condition, or to exercise any right, contained herein shall not be deemed a waiver of such term, covenant, condition or right; and no waiver or relinquishment of any term, covenant, condition or right at any one or more times shall be deemed a waiver or relinquishment thereof at any other time or times. No waiver of any term or condition contained herein shall be binding upon the parties unless made in writing and signed by the party to be bound thereby.

          (d) The captions of the sections herein are for convenience only and shall not be used to construe or interpret this Agreement.

          (e) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such state.

          (f) The parties agree to submit any controversy, claim or dispute of whatever nature arising between them, including without limitation, those arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement or the arbitration provisions contained in this Agreement, for determination solely by binding arbitration, in Tampa, Florida by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall base his or her award or decision on applicable law and judicial precedent, shall include in such award or decision the findings of


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fact and  conclusions of law upon which the award or decision is based and shall not grant any relief or remedy that a court could not grant under applicable law. The parties agree to be conclusively bound by the award or decision of such arbitrator. Judgment on the award or decision rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     (g) The arbitrator's award or decision shall also include a determination as to the allocation between the parties of the payment of the costs and expenses of the arbitration (including, without limitation, fees and disbursements of counsel) on the basis that the prevailing party's costs and expenses shall be paid by the non-prevailing party.

     (h) Employee and the Company each hereby waive any and all rights to request or receive punitive damages in connection with any action or proceeding related to the subject matter of this Agreement.

     (i) Employee and the Company each hereby waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

EMPLOYEE:                                   ELCOTEL, INC.

/s/ C. Shelton James                        By:  /s/ William H. Thompson
---------------------------                    ---------------------------------
C. Shelton James                                William H. Thompson
                                                         Senior Vice President



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                                    Exhibit A

                                     Options

   Number of Shares
     Purchasable                   Exercise Price           Expiration Date
     -----------                   --------------           ---------------
       6,250                          $6.1875                  2/20/2001

      20,500                           6.0000                  5/22/2002

      50,000                           4.5625                  7/13/2003

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